News Release

Patrick Industries, Inc. Reports First Quarter 2024 Financial Results
First Quarter 2024 Highlights (compared to First Quarter 2023 unless otherwise noted)
•Net sales increased 4% to $933 million driven by a 15% increase in RV revenue, a 5% increase in housing revenue, and acquisitions, which together more than offset lower marine revenue.
•As previously announced, Patrick completed the acquisition of Sportech, LLC, a supplier of high-value component solutions to the powersports industry on January 24th, representing the Company's largest acquisition to date.
•Operating margin increased 20 basis points to 6.4%. Excluding acquisition transaction costs and purchase accounting adjustments in both periods, adjusted operating margin increased 70 basis points year-over-year.
•Net income increased 16% to $35 million compared to $30 million in the first quarter of 2023. Diluted earnings per share of $1.59 increased 18% compared to $1.35 for the first quarter of 2023.
•Excluding acquisition transaction costs and purchase accounting adjustments in both periods, adjusted diluted earnings per share increased 31% to $1.79.
•Adjusted EBITDA increased 14% to $111 million; adjusted EBITDA margin increased 110 basis points to 11.9%.
•Cash flow provided by operations was $35 million in the first quarter compared to cash used in operations of $1 million in the same period last year. On a trailing twelve-month basis, operating cash flow through the first quarter of 2024 was $445 million, an increase of 3% compared to $434 million through the first quarter of 2023.
•Maintained solid balance sheet and liquidity position, with net leverage at 2.8x, which reflects the acquisition of Sportech in January, helping to ensure ability to capitalize on potential future opportunities.

ELKHART, IN, May 2, 2024 – Patrick Industries, Inc. (NASDAQ: PATK) ("Patrick" or the "Company"), a leading component solutions provider for the Outdoor Enthusiast and Housing markets, today reported financial results for the first quarter ended March 31, 2024.

Net sales increased 4% to $933 million, an increase of $33 million compared to the first quarter of 2023. The increase in sales was primarily driven by higher revenue from our RV and housing end markets combined with the acquisition of Sportech, which together more than offset lower revenue from our marine end market.
Operating income of $59 million in the first quarter of 2024 increased $3 million compared to $56 million in the first quarter of 2023. Operating margin of 6.4% increased 20 basis points compared to 6.2% in the same period a year ago, as acquisition transaction costs and purchase accounting adjustments were more than offset by higher fixed cost absorption within our RV businesses and the benefits of cost savings initiatives executed in prior periods. Excluding acquisition transaction costs and purchase accounting adjustments in both periods, adjusted operating margin improved 70 basis points to 7.0% in the quarter.
Net income increased 16% to $35 million compared to $30 million in the first quarter of 2023. Diluted earnings per share of $1.59 increased 18% compared to $1.35 for the first quarter of 2023.
Excluding acquisition transaction costs and purchase accounting adjustments in both periods, adjusted net income increased 29% to $39 million or $1.79 per diluted share.
“Patrick returned to growth in the first quarter as a result of our disciplined operating management, market share growth, and strategic acquisition and diversification strategy,” said Andy Nemeth, Chief Executive Officer. "We generated 15% higher RV revenue, which when coupled with stronger housing revenue and the first quarter acquisition of Sportech more than offset a 35% decline in our marine revenue. We leveraged our cost structure and delivered higher consolidated net sales and profit along with margin expansion. I am extremely proud of the entire Patrick team for their hard work during the quarter as our focus on providing the highest quality service and delivering value-added solutions supported our customers across our end markets. Our strong financial foundation and liquidity position facilitated our acquisition of Sportech, solidifying powersports as another Outdoor Enthusiast platform for Patrick. Our first quarter results further demonstrate the benefits of our diversification strategy, and when combined with our customer-focused philosophy, investment in higher-engineered products and ability to scale quickly to OEM needs, help to ensure that Patrick is in an ideal position to drive future organic and strategic growth as we look forward to an expected recovery in demand.”

Jeff Rodino, President – RV, said, “We are excited about the future of Patrick, as we realize the benefits of the investments we have made in business, talent and infrastructure. Our team hit the ground running in the first quarter as we supported and collaborated with our customers, remaining agile and ready to pivot when necessary. We remain focused on profitable growth and generating free cash flow while maintaining a balanced capital allocation strategy, with a focus on expanding our presence within our end markets as we strive to make Patrick the supplier of choice to the Outdoor Enthusiast and Housing markets.”

First Quarter 2024 Revenue by Market Sector (compared to First Quarter 2023 unless otherwise noted)
RV (45% of Revenue)
•Revenue of $421 million increased 15% while wholesale RV industry unit shipments increased 9%.
•Content per wholesale RV unit (on a trailing twelve-month basis) decreased 9% to $4,859. Compared to the fourth quarter of 2023, content per wholesale RV unit (on a trailing twelve-month basis) increased 1%, representing the first sequential increase in content per unit since the first quarter of 2023.

Marine (17% of Revenue)
•Revenue of $155 million decreased 35% while estimated wholesale powerboat industry unit shipments decreased 34%. Powersports revenue was previously included in our Marine end market. End market revenue and content per unit reflect this change for the relevant periods.
•Estimated content per wholesale powerboat unit (on a trailing twelve-month basis) decreased 9% to $4,049. Compared to the fourth quarter of 2023, estimated content per wholesale powerboat unit (on a trailing twelve-month basis), decreased less than 1%.

Powersports (9% of Revenue)
•Revenue of $83 million increased 152%, driven primarily by the acquisition of Sportech.

Housing (29% of Revenue, comprised of Manufactured Housing ("MH") and Industrial)
•Revenue of $275 million increased 5%; estimated wholesale MH industry unit shipments increased 13%; total housing starts increased 1%.
•Estimated MH content per wholesale MH unit (on a trailing twelve-month basis) increased 1% to $6,422. Compared to the fourth quarter of 2023, estimated content per wholesale MH unit (on a trailing twelve-month basis) increased 1%.

Balance Sheet, Cash Flow and Capital Allocation
For the first three months of 2024, cash provided by operations was $35 million compared to cash used in operations of $1 million for the prior year period. This improvement was driven primarily by a $27 million reduction in working capital utilization and a $5 million increase in net income. Purchases of property, plant and equipment totaled $15 million in the first quarter of 2024, reflecting continued investments in alignment with our automation and technology initiatives. On a trailing twelve-month basis, free cash flow through the first quarter of 2024 was $391 million, an increase of 11% compared to $352 million through the first quarter of 2023. Our long-term debt increased approximately $373 million during the first quarter of 2024 primarily to fund the acquisition of Sportech.

We remained disciplined in allocating and deploying capital, returning approximately $13 million to shareholders in the first quarter of 2024 through dividends. We remain opportunistic on share repurchases and had $78 million left authorized under our current plan at the end of the first quarter.
Our total debt at the end of the first quarter was approximately $1.41 billion, resulting in a total net leverage ratio of 2.8x (as calculated in accordance with our credit agreement). Pro forma net leverage at the time of the acquisition of Sportech in January 2024 was approximately 2.9x. Available liquidity, comprised of borrowing availability under our credit facility and cash on hand, was approximately $413 million.

Business Outlook and Summary
“Our team continues to execute on our business objectives, including providing innovative product solutions, generating long-term profitable growth, maintaining a strong financial foundation, and our goal of providing a best-in-class customer experience delivering value for all stakeholders,” continued Mr. Nemeth. “We are poised and ready to meet the opportunities and challenges that may present themselves this year, as evidenced by our solid performance over the last two years despite the headwinds we faced in our markets. The RV and MH markets returned to year-over-year wholesale shipment growth in the first quarter and we believe our marine end market will begin to stabilize in the back half of 2024. We have a number of product innovations in development which will also help drive further organic growth. Our job is to remain operationally and financially agile, ready to support our customers in any environment. As Patrick enters its 65th year as a company, we remain optimistic about the future and see positive long-term trends within the Outdoor Enthusiast and Housing markets we serve, with numerous profitable organic and strategic growth opportunities available to the Company in the future.”

Conference Call Webcast
Patrick Industries will host an online webcast of its first quarter 2024 earnings conference call that can be accessed on the Company’s website, www.patrickind.com, under “For Investors,” on Thursday, May 2, 2024 at 10:00 a.m. Eastern Time. In addition, a supplemental earnings presentation can be accessed on the Company’s website, www.patrickind.com under “For Investors.”
About Patrick Industries, Inc.
Patrick (NASDAQ: PATK) is a leading component solutions provider serving the RV, Marine, Powersports and Housing markets. Since 1959, Patrick has empowered manufacturers and outdoor enthusiasts to achieve next-level recreation experiences. Our customer-focused approach brings together design, manufacturing, distribution, and transportation in a full solutions model that defines us as a trusted partner. Patrick is home to more than 85 leading brands, all united by a commitment to quality, customer service, and innovation. Headquartered in Elkhart, IN, Patrick employs approximately 10,000 skilled team members throughout the United States. For more information on Patrick, our brands, and products, please visit www.patrickind.com.
Cautionary Statement Regarding Forward-Looking Statements
This press release contains certain statements related to future results, our intentions, beliefs and expectations or predictions for the future, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from either historical or anticipated results depending on a variety of factors. Potential factors that could impact results include: the effects of external macroeconomic factors, including adverse developments in world financial markets, disruptions related to tariffs and other trade issues, and global supply chain interruptions; adverse economic and business conditions, including inflationary pressures, cyclicality and seasonality in the industries we sell our products; the effects of interest rate changes and other monetary and market fluctuations; the deterioration of the financial condition of our customers or suppliers; the ability to adjust our production schedules up or down quickly in response to rapid changes in demand; the loss of a significant customer; changes in consumer preferences; pricing pressures due to competition; conditions in the credit market limiting the ability of consumers and wholesale customers to obtain retail and wholesale financing for RVs, manufactured homes, marine and powersports products; public health emergencies or pandemics, such as the COVID-19 pandemic; the imposition of, or changes in, restrictions and taxes on imports of raw materials and components used in our products; information technology performance and security to include our ability to deter cyberattacks or other information security incidents; any increased cost or limited availability of certain raw materials; the impact of governmental and environmental regulations, and our inability to comply with them; our level of indebtedness; the ability to remain in compliance with our credit agreement covenants; the availability and costs of labor and production facilities and the impact of labor shortages; inventory levels of retailers and manufacturers; the ability to manage working capital, including inventory and inventory obsolescence; the ability to generate cash flow or obtain financing to fund growth; future growth rates in the Company's core businesses; realization and impact of efficiency improvements and cost reductions; the successful integration of acquisitions and other growth initiatives, including, but not limited to, uncertainties surrounding the Company’s further investment and initiatives in the powersports market; increases in interest rates and oil and gasoline prices; the ability to retain key executive and management personnel; the impact on our business resulting from wars and military conflicts such as war in Ukraine and evolving conflict in Israel, Gaza and Syria, and throughout the Middle East; natural disasters or other unforeseen events, and adverse weather conditions.

There can be no assurance that any forward-looking statement will be realized or that actual results will not be significantly different from that set forth in such forward-looking statement. Information about certain risks that could affect our business and cause actual results to differ from those expressed or implied in the forward-looking statements are contained in the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023, and in the Company's Forms 10-Q for subsequent quarterly periods, which are filed with the Securities and Exchange Commission (“SEC”) and are available on the SEC’s website at www.sec.gov. Each forward-looking statement speaks only as of the date of this press release, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances occurring after the date on which it is made.
Contact:
Steve O'Hara
Vice President of Investor Relations
oharas@patrickind.com
574.294.7511

PATRICK INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

	First Quarter Ended
($ in thousands, except per share data)	March 31, 2024	April 2, 2023
NET SALES	$933,492	$900,100
Cost of goods sold	728,637	705,856
GROSS PROFIT	204,855	194,244
Operating Expenses:
Warehouse and delivery	37,449	35,845
Selling, general and administrative	85,246	82,401
Amortization of intangible assets	22,818	19,764
Total operating expenses	145,513	138,010
OPERATING INCOME	59,342	56,234
Interest expense, net	20,090	18,484
Income before income taxes	39,252	37,750
Income taxes	4,159	7,577
NET INCOME	$35,093	$30,173

BASIC EARNINGS PER COMMON SHARE	$1.62	$1.40
DILUTED EARNINGS PER COMMON SHARE	$1.59	$1.35

Weighted average shares outstanding - basic	21,653	21,591
Weighted average shares outstanding - diluted	22,080	22,512

PATRICK INDUSTRIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

	As of
($ in thousands)	March 31, 2024	December 31, 2023
ASSETS
Current Assets
Cash and cash equivalents	$17,610	$11,409
Trade receivables, net	278,337	163,838
Inventories	514,543	510,133
Prepaid expenses and other	48,884	49,251
Total current assets	859,374	734,631
Property, plant and equipment, net	371,128	353,625
Operating lease right-of-use assets	190,507	177,717
Goodwill and intangible assets, net	1,604,482	1,288,546
Other non-current assets	7,385	7,929
TOTAL ASSETS	$3,032,876	$2,562,448
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Current maturities of long-term debt	$7,500	$7,500
Current operating lease liabilities	51,839	48,761
Accounts payable	196,747	140,524
Accrued liabilities	104,456	111,711
Total current liabilities	360,542	308,496
Long-term debt, less current maturities, net	1,392,099	1,018,356
Long-term operating lease liabilities	142,799	132,444
Deferred tax liabilities, net	67,903	46,724
Other long-term liabilities	10,997	11,091
TOTAL LIABILITIES	1,974,340	1,517,111

TOTAL SHAREHOLDERS’ EQUITY	1,058,536	$1,045,337

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$3,032,876	$2,562,448

PATRICK INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

	First Quarter Ended

($ in thousands)	March 31, 2024	April 2, 2023
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$35,093	$30,173
Depreciation and amortization	40,335	35,510
Stock-based compensation expense	5,460	5,242
Other adjustments to reconcile net income to net cash provided by operating activities	853	2,056
Change in operating assets and liabilities, net of acquisitions of businesses	(46,565)	(73,931)
Net cash provided by (used in) operating activities	35,176	(950)
CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property, plant and equipment	(15,495)	(20,266)
Business acquisitions and other investing activities	(355,229)	(3,311)
Net cash used in investing activities	(370,724)	(23,577)
NET CASH FLOWS PROVIDED BY FINANCING ACTIVITIES	341,749	32,463
Net increase in cash and cash equivalents	6,201	7,936
Cash and cash equivalents at beginning of year	11,409	22,847
Cash and cash equivalents at end of period	$17,610	$30,783

PATRICK INDUSTRIES, INC.
Earnings Per Common Share (Unaudited)

The table below illustrates the calculation for earnings per common share:

	First Quarter Ended
($ in thousands, except per share data)	March 31, 2024	April 2, 2023
Numerator:
Earnings for basic earnings per common share calculation	$35,093	$30,173
Effect of interest on potentially dilutive convertible notes, net of tax	—	162
Earnings for diluted earnings per common share calculation	$35,093	$30,335
Denominator:
Weighted average common shares outstanding - basic	21,653	21,591
Weighted average impact of potentially dilutive convertible notes	205	658
Weighted average impact of potentially dilutive securities	222	263
Weighted average common shares outstanding - diluted	22,080	22,512
Earnings per common share:
Basic earnings per common share	$1.62	$1.40
Diluted earnings per common share	$1.59	$1.35

PATRICK INDUSTRIES, INC.
Non-GAAP Reconciliation (Unaudited)

Use of Non-GAAP Financial Metrics
In addition to reporting financial results in accordance with U.S. GAAP, the Company also provides financial metrics, such as net leverage ratio, content per unit, net debt, free cash flow, earnings before interest, taxes, depreciation and amortization (“EBITDA”), adjusted EBITDA, adjusted net income, adjusted diluted earnings per share (adjusted diluted EPS), adjusted operating margin, adjusted EBITDA margin and available liquidity, which we believe are important measures of the Company's business performance. These metrics should not be considered alternatives to U.S. GAAP. Our computations of net leverage ratio, content per unit, net debt, free cash flow, EBITDA, adjusted EBITDA, adjusted net income, adjusted dilutive EPS, adjusted operating margin, adjusted EBITDA margin and available liquidity may differ from similarly titled measures used by others. We calculate net debt by subtracting cash and cash equivalents from the gross value of debt outstanding. We calculate EBITDA by adding back depreciation and amortization, net interest expense, and income tax expense to net income. We calculate adjusted EBITDA by taking EBITDA and adding back stock-based compensation and loss on sale of property, plant and equipment, acquisition related costs, acquisition-related fair-value inventory step-up and subtracting out gain on sale of property, plant and equipment. Adjusted net income is calculated by removing the impact of acquisition related transaction costs, net of tax and acquisition-related fair-value inventory step-up, net of tax. Adjusted diluted EPS is calculated as adjusted net income attributable to common shares divided by our weighted average shares outstanding. Adjusted operating margin is calculated by removing the impact of acquisition related transaction costs and acquisition-related fair-value inventory step-up. We calculate free cash flow by subtracting cash paid for purchases of property, plant and equipment from cash flow from operations. RV wholesale unit shipments are provided by the RV Industry Association. Marine wholesale unit shipments are Company estimates based on data provided by the National Marine Manufacturers Association. MH wholesale unit shipments are provided by the Manufactured Housing Institute. Housing starts are provided by the U.S. Census Bureau. You should not consider these metrics in isolation or as substitutes for an analysis of our results as reported under U.S. GAAP.

The following table reconciles net income to EBITDA and adjusted EBITDA:

	First Quarter Ended
($ in thousands)	March 31, 2024	April 2, 2023
Net income	$35,093	$30,173
+ Depreciation & amortization	40,335	35,510
+ Interest expense, net	20,090	18,484
+ Income taxes	4,159	7,577
EBITDA	99,677	91,744
+ Stock-based compensation	5,460	5,242
+ Acquisition related transaction costs	4,998	—
+ Acquisition related fair-value inventory step-up	822	610
- Gain on sale of property, plant and equipment	(14)	(23)
Adjusted EBITDA	$110,943	$97,573
The following table reconciles cash flow from operations to free cash flow on a trailing twelve-month basis:

	Trailing Twelve Months Ended
($ in thousands)	March 31, 2024	April 2, 2023
Cash flow from operations	$444,798	$433,827
Less: purchases of property, plant and equipment	(54,216)	(81,481)
Free cash flow	$390,582	$352,346

The following table reconciles operating margin to adjusted operating margin:

	First Quarter Ended
	March 31, 2024	April 2, 2023
Operating margin	6.4%	6.2%
Acquisition-related fair-value inventory step-up	0.1%	0.1%
Transaction costs	0.5%	—%
Adjusted operating margin	7.0%	6.3%

The following table reconciles net income to adjusted net income and diluted earnings per common share to adjusted diluted earnings per common share:

	First Quarter Ended
($ in thousands, except per share data)	March 31, 2024	April 2, 2023
Net income	$35,093	$30,173
+ Acquisition-related fair-value inventory step-up	822	610
+ Transaction costs	4,998	—
- Tax impact of adjustments	(1,488)	(122)
Adjusted net income	$39,425	$30,661

Diluted earnings per common share (per above)	$1.59	$1.35
Transaction costs, net of tax	0.17	—
Acquisition related fair-value inventory step-up, net of tax	0.03	0.02
Adjusted diluted earnings per common share	$1.79	$1.37